Exhibit (a)(3)
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                           Offer to Purchase for Cash
                        Up to 10 Million Depositary Units
                     Representing Limited Partner Interests
                                       in
                       AMERICAN REAL ESTATE PARTNERS, L.P.
                                       for
                               $10.50 Net Per Unit
                                       by
                                   LEYTON LLC


         THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
           DECEMBER 18, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE").



                                         November 20, 1998



To Our Clients:

         We enclose for your consideration the Offer to Purchase dated November 20, 1998 (the "Offer to Purchase") and the accompanying Letter of Transmittal (which together constitute the "Offer") in connection with the offer by Leyton LLC, a Delaware limited liability company (the "Purchaser"), to purchase up to 10 million depositary units representing limited partner interests ("Units") in American Real Estate Partners, L.P. (the "Partnership") for $10.50 per Unit pursuant to the terms of the Offer, all upon the terms and subject to the conditions set forth in the Offer.

         We are the registered holder of Units held for your account. A tender of such Units may be made only by us as the holder of record and pursuant to your instructions. The specimen Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Units held by us for your account.

         Accordingly, we request your instructions as to whether you wish us to tender any or all of the Units held by us for your account upon the terms and subject to the conditions set forth in the Offer.

         We urge you to read the enclosed Offer to Purchase and Letter of Transmittal carefully before instructing us to tender your Units.

         Capitalized terms used herein and not otherwise defined herein shall have their respective meanings set forth in the Offer to Purchase.

         Your attention is also directed to the following:

         1. The tender price is $10.50 per Unit, net to the seller in cash, subject to applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

         2. The Offer is being made for up to 10 million Units.

         3. Consummation of the Offer is subject to certain conditions as described in the Offer to Purchase. See the Offer to Purchase under the caption "Section 14 - Conditions of the Offer." Subject to the conditions specified in the Offer, all of which conditions may be waived by the Purchaser at any time in whole or in part, the Purchaser will accept for payment up to 10 million Units validly tendered on or prior to the Expiration Date.

         4. Tendering holders of Units will not be required to pay, except as otherwise provided in the Instructions to the Letter of Transmittal, transfer taxes with respect to the tendering of the Units pursuant to the Offer.

         If you wish to have us tender Units pursuant to the Offer, please so instruct us by completing, executing, detaching and returning to us the instruction form attached hereto. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Units, all such Units will be tendered unless otherwise specified on the instruction form.

         Payment for Units purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Depositary Receipts or timely confirmation of the book-entry transfer of such Units into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedure set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery and (c) any other documents required by the Letter of Transmittal.

         Your instructions should be forwarded to us in sufficient time to permit us to submit a tender on your behalf by the Expiration Date for the Offer, which is 12:00 Midnight, New York City time, on December 18, 1998, unless extended.

         The Purchaser is not aware of any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, the Purchaser will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such applicable laws, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of units residing in such jurisdiction.

                        Instructions with Respect to the
          Offer to Purchase for Cash Up to 10 Million Depositary Units
                     Representing Limited Partner Interests
                                       in
                       American Real Estate Partners, L.P.

         The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated November 20, 1998 and the related Letter of Transmittal in connection with the offer by Leyton LLC, a Delaware limited liability company (the "Purchaser"), to purchase for cash up to 10 million depositary units representing limited partner interests ("Units") in the American Real Estate Partners, L.P. for $10.50 per Unit pursuant to the terms of the Offer.

         This will instruct you to tender to the Purchaser the number of Units indicated below (or if no number is indicated below, all Units) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

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Number of Units to be Tendered:                                          Units*
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Date:
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                                    SIGN HERE

Signature(s)
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(Print Name(s))
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(Print Address(es))
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(Area Code and
Telephone Number(s))
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(Taxpayer Identification or
Social Security Number(s)
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* Unless otherwise indicated, it will be assumed that all of the Units held by us for your account are to be tendered.